BIOGAN INTERNATIONAL, INC.

                       AMENDED CERTIFICATE OF DESIGNATIONS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

             (Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware)
                     ---------------------------------------


         Gilles LaVerdiere and Robert Montgomery certify that:

         A. They are President and Secretary, respectively, of Biogan International, Inc., a Delaware corporation (the "Corporation").

         B. Pursuant to authority given by the Corporation's Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted the following preambles and resolutions effective as of July 26, 2000:

                  WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of shares known as undesignated preferred stock, $.001 par value (the "Preferred Stock"), issuable from time to time in one or more series;

                  WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them;

                  WHEREAS, the Board of Directors of the Corporation, by unanimous written consent dated February 25, 2000, adopted a resolution providing for the creation of a series of the Corporation's Preferred Stock designated as "Series A Convertible Preferred Stock," and pursuant to which the Corporation filed with the Delaware Secretary of State on March 13, 2000 a Statement of Designations of the Preferences of the Series of the Preferred Stock of Biogan International, Inc. to be designated Series A Convertible Preferred Stock;

                  WHEREAS, no shares of Series A Convertible Preferred Stock have been issued;

                  WHEREAS, the Board of Directors of the Corporation desires, pursuant to the authority described above, to determine, fix and alter certain of the rights, preferences, privileges and restrictions of the Series A Convertible Preferred Stock.

                  NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby determines, fixes, alters and amends the designation of, and the rights, preferences, privileges and restrictions relating to, the Series A Convertible Preferred Stock as follows:

                      SERIES A CONVERTIBLE PREFERRED STOCK

         1. DESIGNATION AND AMOUNT. The series of Preferred Stock designated as Series A Convertible Preferred Stock ("Series A Preferred") shall consist of 31,300 shares.

         2. DIVIDENDS. The holders of Series A Preferred shall not be entitled to receive any dividends.

         3. LIQUIDATION PREFERENCE. The holders of Series A Preferred shall have a liquidation preference as follows:

                  3.1 RELATIVE PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution of any assets of the Corporation to the holders of Common Stock and of any other class or series of equity securities ranking, as to liquidation rights, junior to the Series A Preferred, for each share of Series A Preferred held at the time of such liquidation, dissolution or winding up, an amount equal to $1.00 plus an amount equal to the amount that would have been received by such holder had such holder converted to Common Stock immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the Corporation. If, upon occurrence of such event, the assets and funds thus distributed the holders of the Series A Preferred are insufficient to permit the payment to the holders of the Series A Preferred the full preferential amounts to which they are entitled pursuant to this
         Section 3.1, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred and any other class or series of capital stock of the Corporation ranking on a parity with the shares of the Series A Preferred in proportion to the full liquidation preference to which such holder is entitled.

                  3.2 DISTRIBUTION. After payment has been made to the holders of the Series A Preferred of the respective amounts to which they shall be entitled as provided in Section 3.1 above, the holders of such shares shall not have any right or claim to any of the remaining assets of the Corporation.

         4. CONVERSION. The holders of the Series A Preferred shall have conversion rights as follows:

                  4.1 RIGHT TO CONVERT. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after September 30, 2000, for such number of fully paid and nonassessable shares of Common Stock of the Corporation as is determined by multiplying the number of shares of Series A Preferred being converted by 12,000. Immediately following such conversion, the rights of the holders of converted Series A Preferred shall cease and the persons entitled to receive the Common Stock upon the conversion of Series A Preferred shall be treated for all purposes as having become the owners of such Common Stock, subject to the rights provided herein.

                  4.2 MECHANICS OF CONVERSION. To convert Series A Preferred into Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that he elects to convert the same. Such notice shall also state the number of shares of Series A Preferred to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as provided herein. Such conversion will be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  4.3 STOCK SPLITS; DIVIDENDS; ADJUSTMENTS. If the Corporation, at any time while the Series A Preferred are outstanding, shall pay a stock dividend or otherwise make a distribution or distributions on the Common Stock, or the outstanding shares of Common Stock are subdivided, combined or consolidated, by reclassification, stock split or otherwise, into a greater or lesser number of shares of Common Stock, the number of shares into which such Series A Preferred is convertible shall, concurrently with the effectiveness of such dividend, subdivision, combination or consolidation, be proportionately adjusted.

                  4.4 NO IMPAIRMENT. The Corporation will not, by amendment hereof or of its Certificate of Incorporation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

                  4.5 NOTICE OF RECORD DATE. In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of Series A Preferred, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

                  4.6 FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof and all Series A Preferred issuable upon the purchase thereof shall be aggregated for purposes of determining whether the conversion and/or purchase would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion and/or purchase would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at the Corporation's option, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

                  4.7 REORGANIZATION OR MERGER. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale or transfer of all or substantially all of the assets of the Corporation to any other person, then, as part of such reorganization, consolidation, merger, or transfer if the holders of shares of Common Stock receive any securities as part or all of the consideration for such reorganization, consolidation, merger or sale, then it shall be a condition precedent of any such event or transaction that provision shall be made such that each share of Series A Preferred shall thereafter be convertible into such new securities at a conversion price and pricing formula which places the holders of Series A Preferred in an economically equivalent position as they would have been if not for such event. In addition to the foregoing, if the holders of shares of Common Stock receive any other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then such distribution shall be treated to the extent thereof as a distribution under Section
         4.3 above and such Section shall also apply to such distribution.

         5. SPECIFIC ENFORCEMENT. The Corporation agrees that irreparable damage would occur in the event that any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the holders of Series A Preferred shall be entitled to specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

         6. VOTING RIGHTS. Except as otherwise required by law, the holders of Series A Preferred shall be entitled to notice of any stockholders' meeting and to vote with the Common Stock and any other series of Preferred Stock having the right to vote generally as a single class upon any matter submitted to the stockholders for a vote, as follows: (i) each holder of Series A Preferred shall have one vote for each full share of Common Stock into which its respective shares of Series A Preferred would be convertible on the record date for the vote, and (ii) the holders of Common Stock shall have one vote per share of Common Stock.

         7. NOTICES. The Corporation shall distribute to the holders of Series A Preferred copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

         8. REPLACEMENT CERTIFICATES. The certificate(s) representing the Series A Preferred held by any holder of Series A Preferred may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Series A Preferred, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any stock certificate representing the Series A Preferred and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or upon surrender and cancellation of such stock certificate if mutilated, the Corporation will make and deliver a new stock certificate of like tenor and dated as of such cancellation at no charge to the holder.

         9. ATTORNEYS' FEES. In connection with enforcement by a holder of Series A Preferred of any obligation of the Corporation hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys' fees and expenses incurred.

         10. NO REISSUANCE. No Series A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

         11. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series A Preferred set forth herein (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth herein, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

         12. LIMITATIONS. Except as may otherwise be required by law, the Series A Preferred shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth herein (as may be amended from time to time).

         IN WITNESS WHEREOF, this Amended Certificate of Designations of Series A Convertible Preferred Stock has been executed by the undersigned duly authorized officers of the Corporation on July 31, 2000.


                                 Biogan International, Inc.


                                 By:      /S/ GILLES LaVERDIERE
                                    -------------------------------------
                                        Gilles LaVerdiere, President


                                 By:      /S/ ROBERT C. MONTGOMERY
                                    -------------------------------------
                                         Robert C. Montgomery, Secretary